Exhibit 99.2

Consolidated Financial Statements
and
Report of Independent Certified Public Accountants

Syntron Material Handling Holdings, LLC and Subsidiaries

December 31, 2017

Syntron Material Handling Holdings, LLC and Subsidiaries

Report of Independent Certified Public Accountants

The Members
Syntron Material Handling Holdings, LLC and subsidiaries

We have audited the accompanying consolidated financial statements of Syntron Material Handling Holdings, LLC and subsidiaries, which comprise the consolidated balance sheet as of December 31, 2017, and the related consolidated statement of operations, changes in members’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.
Management’s responsibility for the financial statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal controls relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Syntron Material Handling Holdings, LLC and subsidiaries as of December 31, 2017, and the results of their operations and their cash flows for the year then ended, in accordance with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP
Atlanta, Georgia
March 19, 2019

Syntron Material Handling Holdings, LLC and Subsidiaries	As of December 31, 2017

Consolidated Balance Sheet

December 31, 2017

Assets
Current assets:
Cash and cash equivalents	$1,523,331
Accounts receivable, net	10,547,935
Other receivables	429,342
Inventories	10,858,531
Prepaid expenses	431,069
Other current assets	560,482
Total current assets	24,350,690
Property, plant, and equipment, net	4,749,720
Goodwill	18,152,564
Intangible assets, net	39,335,564
Total assets	$86,588,538

Liabilities and members' equity
Current liabilities:
Accounts payable	$9,018,805
Accrued liabilities	2,275,949
Customer deposits	470,914
Capitalized lease obligations - short term	236,803
Other liabilities - current	216,904
Total current liabilities	12,219,375
Capitalized lease obligations - long term	227,819
Notes payable - long term, net	51,371,033
Total liabilities	63,818,227

Members' equity	22,770,311
Total liabilities and members' equity	$86,588,538

The accompanying notes are an integral part of these consolidated financial statements.

Syntron Material Handling Holdings, LLC and Subsidiaries	Year Ended December 31, 2017

Consolidated Statement of Operations

December 31, 2017

Revenues	$81,991,977
Costs of goods sold	56,099,086
Gross profit	25,892,891

Selling, general, and administrative expenses	14,263,793
Research and development expenses	18,393
Operating expense - other, net	200,111
Income from operations	11,410,594

Other expenses:
Non-operating expense	(458,705)
Interest expense	(6,222,348)
Total other expense	(6,681,053)

Income before provision for income taxes	4,729,541
Provision for income taxes	7,097
Net income	$4,722,444

The accompanying notes are an integral part of these consolidated financial statements.

Syntron Material Handling Holdings, LLC and Subsidiaries	Year Ended December 31, 2017

Consolidated Statement of Changes in Members' Equity

	Class A		Class B
	Common Units	Amount	Common Units	Amount	Retained Earnings (Deficit)	Total Members' Equity
Balance at December 31, 2016	270,000	$27,000,000	—	$—	$(3,952,133)	$23,047,867
Net income for the year	—	—	—	—	4,722,444	4,722,444
Dividend paid	—	—	—	—	(5,000,000)	(5,000,000)
Balance at December 31, 2017	270,000	$27,000,000	—	$—	$(4,229,689)	$22,770,311

The accompanying notes are an integral part of these consolidated financial statements.

Syntron Material Handling Holdings, LLC and Subsidiaries	Year Ended December 31, 2017

Consolidated Statement of Cash Flows

December 31	2017

Cash flows from operating activities
Net income	$4,722,444
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,266,181
Debt issuance costs amortization	268,925
Loss on disposal of property and equipment	439,721
Changes in operating assets and liabilities:
Accounts receivable, net	(2,453,005)
Inventories	(1,304,160)
Prepaid expenses and other current assets	(364,311)
Other non-current assets	133,875
Accounts payable and accrued liabilities	2,161,115
Customer deposits	393,065
Net cash provided by operating activities	8,263,850
Cash flows from investing activities
Proceeds from disposal of property and equipment	22,250
Purchases of property and equipment	(1,228,178)
Net cash used in investing activities	(1,205,928)
Cash flows from financing activities
Dividends paid	(5,000,000)
Payments on capital leases	(230,500)
Proceeds from borrowings	500,000
Paydown of debt	(1,500,000)
Net cash used in financing activities	(6,230,500)
Net increase in cash and cash equivalents	827,422
Cash and cash equivalents at beginning of year	695,909
Cash and cash equivalents at end of year	$1,523,331

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$6,133,499

The accompanying notes are an integral part of these consolidated financial statements.

Syntron Material Handling Holdings, LLC and Subsidiaries	2017 Financial Statements

Notes to Consolidated Financial Statements

1.	Description of Business and Basis of Presentation

Description of Business

Syntron Material Handling Holdings, LLC (together with its subsidiaries and its direct parent company, the "Company") was formed on April 30, 2014.

The Company manufactures a diversified product line of conveyance and vibratory equipment used to load, transport and feed bulk materials. The Company markets its products on a global basis under the Syntron™ and Link-Belt™ brands. These products are marketed through direct sales employees and through independent representatives. The Company’s corporate offices and manufacturing operations are located in Tupelo, Mississippi and Changshu, China.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary companies. All material intercompany transactions and balances have been eliminated in consolidation.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) Topic 605, "Revenue Recognition." Accordingly, the Company recognizes revenue when the following criteria have been met: persuasive evidence of an arrangement exists, no significant Company obligations remain, collection of the related receivable is reasonably assured and the amounts are fixed and determinable. The Company recognizes revenue from its product sales upon transfer of title, which occurs when product is shipped to or received by its customers. The Company presents revenues net of sales taxes collected from customers.

Revenues from a limited number of fixed price contracts are recognized on the percentage of completion method, measured on the basis of incurred costs to estimated total costs for each contract. This cost to cost method is used because management considers it to be the best available measure of progress on these contracts. Based on the estimated stage of completion, a respective portion of the expected revenue is recognized. If circumstances arise that may change the original estimates of revenues, costs or extent of progress towards completion, estimates are revised.

Shipping Costs

Shipping and handling costs are expensed as incurred and are included in costs of goods sold in the accompanying statement of operations.

Cash and Cash Equivalents

The Company considers all short-term, highly liquid investments with an original maturity at the date of purchase of three months or less to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are presented at estimated net realizable value and do not include interest. An allowance for doubtful accounts is maintained for specific amounts that management estimates are uncollectible. Management determines collectability based primarily on periodic review and analysis of the account receivable aging, and prior experience of individual customers. Provisions for doubtful accounts are charged to operations at the time management determines these accounts may become uncollectible. The Company writes off accounts receivable when management determines they are uncollectible and credits payments subsequently received on such receivables to bad debt expense in the period received, if any.

Syntron Material Handling Holdings, LLC and Subsidiaries	2017 Financial Statements

Notes to Consolidated Financial Statements

2.	Summary of Significant Accounting Policies (continued)

Following is a schedule of the changes in the allowance for doubtful accounts:

2017

Beginning balance	$100,313
Provision for bad debt	(10,215)
Write-offs	(56,223)
Total allowance for doubtful accounts	$33,875

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is computed using standard cost, which approximates actual cost, on a first-in, first-out basis. Standard costs include direct product and direct labor costs, manufacturing overhead and outsourced costs. Management regularly reviews the estimated utility of inventory based on, among other things, historical usage, technological obsolescence and changes to the product offering. If these reviews indicate a reduction in utility below carrying value, we reduce our inventory to a new cost basis through a charge to costs of goods sold.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation (See Note 3). Major improvements, which extend the lives of existing property and equipment, are capitalized. Expenditures for maintenance and repairs that do not extend the lives of the underlying assets are charged to expense as incurred. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the accompanying consolidated statement of operations. Leasehold improvements are amortized over the life of the lease.
Property acquired under capital leases are depreciated over the shorter of the lease term or estimated useful life of the assets. Depreciation and amortization is provided for primarily on a straight line basis over the estimated useful lives of the assets, which are as follows:

Estimated Useful Lives

Machinery and equipment	15
Tooling equipment	7
Furniture and equipment	10
Vehicles	Life of lease
Computer hardware and software	5

Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to future net cash flows expected to be generated by the asset group. If the carrying amount exceeds its estimated undiscounted future cash flows, an impairment charge is recognized for the amount by which the carrying amount exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company regularly evaluates whether events and circumstances have occurred that indicate the useful lives of long-lived assets may warrant revision. No impairment was recognized during 2017.

Financial Instruments

Financial instruments include cash, accounts receivable, accounts payable, accrued liabilities and long term debt. The carrying value of cash, accounts receivable, accounts payable and accrued liabilities approximates their fair market value due to their short-term nature. The estimated fair value of the Company's debt is not significantly different from its carrying value at

Syntron Material Handling Holdings, LLC and Subsidiaries	2017 Financial Statements

Notes to Consolidated Financial Statements

2.	Summary of Significant Accounting Policies (continued)

December 31, 2017, as interest rates reflect current market rates.

Income Taxes

The Company and its domestic subsidiaries are comprised of limited liability companies. As such, these entities are treated as "pass through" entities for tax purposes and do not record any federal or state income tax provisions or tax liabilities, as the taxes are due at the member level. Syntron Material Handling Changshu is a non-domestic corporation that is subject to income taxes at a corporate level. Income tax expense (benefit) is recorded for Changshu, however deferred income taxes are not recorded as any balances are considered immaterial.

Goodwill and Intangible Assets

For identified intangible assets acquired in business combinations, the Company allocates purchase consideration based on the fair value of intangible assets acquired in accordance with ASC 805, “Business Combinations.” Goodwill represents the excess of cost over the fair value of net tangible and identifiable intangible assets acquired.

The Company tests goodwill for impairment at the reporting unit level annually and more often if an event occurs or circumstances change that indicate the fair value of a reporting unit is below its carrying amount. The Company has the option of performing a qualitative assessment of impairment to determine whether any further quantitative assessment for impairment is necessary. Factors considered in the qualitative assessment include general macroeconomic conditions, industry and market conditions, cost factors, overall financial performance, events or changes affecting the composition or carrying amount of net assets, and other relevant entity-specific events. If an election is made to bypass the qualitative assessment or if it is determined, on the basis of qualitative factors, that the fair value of the reporting unit is more likely than not less than the carrying amount, a quantitative test would be required. The Company determined on the basis of qualitative factors that the fair value of the reporting unit was not more likely than not less than the respective carrying amount, and the Company has not recorded impairment in any year.

Intangible assets deemed to have indefinite lives are not amortized but are subject to impairment tests on at least an annual basis by performing a qualitative or quantitative test. No impairment has been recorded for the year ended December 31, 2017.

For intangible assets with definite useful lives, the Company amortizes the cost over the estimated useful lives in a manner consistent with the expected use of the asset, and reviews for potential impairment whenever events or circumstances indicate that carrying amounts may not be recoverable. As of December 31, 2017, management concluded that no impairment of intangible assets with definite useful lives occurred (See Note 5). The Company also annually reviews the useful lives of each of its intangible assets.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Concentration of Credit Risk

Credit is extended to customers based on an evaluation of their financial condition and other factors. The Company generally does not require collateral or other security to support accounts receivable. The Company performs ongoing credit evaluations of its customers and maintains an allowance for doubtful accounts and is not exposed to any significant concentration of credit risk on trade accounts receivable and related allowances.

Syntron Material Handling Holdings, LLC and Subsidiaries	2017 Financial Statements

Notes to Consolidated Financial Statements

2.	Summary of Significant Accounting Policies (continued)

The Company maintains cash and cash equivalents at several financial institutions. Accounts at each financial institution are insured by the Federal Deposit Insurance Corporation ("FDIC"). The Company has not experienced any losses in such accounts.

Debt Issuance Costs

Amounts paid or payable to lenders in connection with the establishment of the Company's existing debt facility were capitalized and are amortized over the life of the notes using the straight-line method which approximates the effective interest method. Deferred financing costs, net of amortization expense of $268,925 totaled $628,967 as of December 31, 2017, and are presented as contra-liabilities to long-term debt, in the accompanying consolidated balance sheet.

3.	Property, Plant, and Equipment

Property, plant, and equipment, net, consists of:

2017

Machinery and equipment	$6,118,305
Tooling equipment	430,912
Furniture and equipment	145,560
Vehicles	459,901
Computer hardware and software	1,260,161
Leasehold improvements	49,255
Construction in progress	27,725
Total property, plant and equipment	8,491,819
Less: accumulated depreciation	(3,742,099)
Total property, plant and equipment, net	$4,749,720

Depreciation expense for the year ended December 31, 2017 was $734,790. For the year ended December 31, 2017, $353,817 of depreciation expense is included as a component of manufacturing overhead which is included in costs of goods sold within the accompanying consolidated statement of operations. For the year ended December 31, 2017, $380,973 of depreciation expense is included as a component of selling general and administrative expense within accompanying consolidated statement of operations.

4.	Inventories

Inventories are comprised of:

2017
Raw materials	$2,339,936
Work in progress	848,676
Finished goods	8,004,450
Inventory in transit	254,285
Total inventory	11,447,347
Inventory cost adjustment	(588,816)
Total inventory, net	$10,858,531

Syntron Material Handling Holdings, LLC and Subsidiaries	2017 Financial Statements

Notes to Consolidated Financial Statements

5.	Goodwill and Other Intangible Assets

Intangible assets consist of the following:

December 31, 2017	Estimated Useful Life in Years	Gross Assets	Accumulated Amortization	Total
Tradename	Indefinite	$11,800,000	$—	$11,800,000
Patents, net	1-12 years	310,000	(127,025)	182,975
Customer relationships, net	12 years	38,900,000	(11,894,543)	27,005,457
Non-compete agreements, net	5 year	1,300,000	(952,868)	347,132
Backlog	0.25 years	1,000,000	(1,000,000)	—
		$53,310,000	$(13,974,436)	$39,335,564

Amortization expense of other intangible assets totaled approximately $3,531,202 for the year ended December 31, 2017 and is a component of selling, general and administrative expense within the accompanying consolidated statement of operations.

Estimated amortization expense for the next five years is as follows:

For the years ended December 31:	Amount
2018	$3,531,202
2019	3,357,489
2020	3,271,911
2021	3,260,701
2022	3,257,419
2023 and beyond	10,856,842
$27,535,564

Goodwill recorded at inception of the Company is $18,152,564 as of December 31, 2017. There are no accumulated impairment losses, measurement period adjustments, or other adjustments for the year ended December 31, 2017 or for any prior period.

6.	Long-Term Debt

On April 30, 2014, the Company entered into a credit agreement with CIT Finance LLC, Siemens Financial Services, Inc., and Ivy Hill Asset Management, L.P. The 2014 credit agreement includes a term loan (“2014 Term Loan”) in the amount of $55,000,000 and a revolving credit line (“2014 Revolver”) in the amount of up to $10,000,000. In addition, the Company entered into a Loan Agreement with the majority equity holder for a term loan in the principal amount of $30,000,000 (“Second Lien Subordinate Loan Agreement”) on April 30, 2014.

The 2014 Term Loan is subject to an interest rate that is equal to the sum of either the Base Rate (the higher of the prime lending rate, ½ of 1% in excess of the overnight federal funds rate, or the 3-month LIBOR rate plus 1%) or the LIBOR rate (with a LIBOR floor of 1%), and the Applicable Margin (3.5% when used with the Base Rate loan, or 4.5% when used with Eurodollar loans). The interest rate was 5.85% at December 31, 2017. Interest is due and payable on each interest payment date (last day of interest period) and at maturity. The 2014 Revolver shall bear interest until maturity at a rate per annum equal to the sum of either the Base Rate (the higher of the prime lending rate, ½ of 1% in excess of the overnight federal funds rate, or the 3-month LIBOR rate plus 1%) or LIBOR rate (with a LIBOR floor of 1%), and the Applicable Margin (3.5% when used with the Base Rate loan, or 4.5% when used with Eurodollar loans and letter of credit fees). The interest rate was 5.85% at December 31, 2017. Interest is due and payable on each interest payment date (last day of interest period) and at maturity. The Second Lien Subordinate Loan Agreement is subject to an interest rate of 16% per annum paid monthly.

Syntron Material Handling Holdings, LLC and Subsidiaries	2017 Financial Statements

Notes to Consolidated Financial Statements

6.	Long-Term Debt (continued)

    The 2014 Term Loan and 2014 Revolver contains a number of negative covenants restricting, among other things, payment of dividends, purchases, redemptions, or retirement of capital stock.

The credit agreement also includes financial covenants, including a minimum senior net leverage ratio and fixed charge coverage ratio to be calculated at each fiscal quarter end. The Company is required to maintain a senior net leverage ratio of not greater than 3.00:1.00, and a fixed charge coverage ratio of at least 1.25:1.00. As of December 31, 2017, the Company was in compliance with all of the covenants in each credit facility. The Second Lien Subordinate Loan Agreement contains a number of negative covenants including continued existence of the entity, tax compliance, insuring property, and maintain US GAAP accounting. The Second Lien Subordinate Loan Agreement also includes financial covenants, including a total leverage ratio less than 6.325:1.00 at year end and a fixed charge coverage ratio of no less than 1.05:1:00.

The Company has standby letters of credit to certain customers that restrict the available amount of the revolver. As of December 31, 2017, these guarantees amount to approximately $194,000.

On June 5, 2014 the Company sold land and a building for $16,000,000 and used the funds to pay down the 2014 Term Loan. Immediately after the sale, the Company entered into a 20-year leaseback for the land and building sold. The monthly lease payments are included in the future minimum payment schedule for operating leases in Note 7.

The Company's debt consisted of the following:

December 31	2017
2014 term loan	$22,000,000
Second lien subordinate loan agreement	30,000,000
2014 revolver	—
Less: current portion of long term debt	—
Less: deferred financing costs	(628,967)
Long term debt	$51,371,033

Future principal payments are as follows:

For the years ended December 31:	Amount
2018	$—
2019	—
2020	52,000,000
$52,000,000

7.	Commitments and Contingencies

Leases
The Company leases its facilities under non-cancellable operating leases expiring over various dates through 2034.

At December 31, 2017, annual future minimum lease payment requirements under non-cancelable long-term operating leases are as follows:

Syntron Material Handling Holdings, LLC and Subsidiaries	2017 Financial Statements

Notes to Consolidated Financial Statements

7.	Commitments and Contingencies (continued)

For the years ended December 31:	Amount
2018	$1,387,619
2019	1,405,546
2020	1,432,416
2021	1,449,731
2022	1,472,335
2023 and beyond	20,114,433
$27,262,080

Rent expense amounted to approximately $1,637,931 for the year ended December 31, 2017.

The Company has entered into certain capital leases, with remaining terms that extend to 2020. The following is an analysis of the leased property under capital leases by major classes:

Classes of Property	2017
Vehicles	$459,901
Capital computers and hardware	435,572
Less: accumulated depreciation	(439,537)
$455,936

The following is a schedule by years of future minimum lease payments under capital leases as of December 31, 2017.

For the years ended December 31:	Amount
2018	$250,321
2019	151,701
2020	62,600
2021	—
Total minimum lease payments	$464,622

Current portion of capital lease obligations	236,803
Long term portion of capital lease obligations	227,819
Capital lease obligations	$464,622
Litigation
The Company, from time to time may be a defendant in legal proceedings in the ordinary course of business. Although it is difficult to predict the outcome of any potential or threatened litigation, management does not believe that any of these claims and proceedings against it is likely to have, individually or in the aggregate, a material adverse effect on the financial condition or results of operations. At December 31, 2017, there are no material legal issues pending or outstanding.

Syntron Material Handling Holdings, LLC and Subsidiaries	2017 Financial Statements

Notes to Consolidated Financial Statements

8.	Related Party Transactions

The Company is party to a management service agreement with Levine Leichtman Capital Partners, Inc. (the "Management Company"). Under this agreement, the Management Company shall provide advice and assistance to the Company's executive management and board of directors as requested by the Company from time to time and will be reimbursed for all out of pocket expenses incurred on behalf of the Company. Minor travel expenses were reimbursed in 2017.

As of December 31, 2017, the Company’s Second Lien Subordinate Loan Agreement is with the majority equity holder for a term loan in the principal amount of $30,000,000, as described in Note 6.

9.	Members' Equity

The Company currently has two authorized classes of equity per the LLC agreement. 270,000 Class A and 0 Class B units are issued and outstanding as of December 31, 2017. Class A units are voting with one vote per unit held. Class B units are non-voting.

Class A units accrue a preferred return of 10% per annum compounding annually on the last day of the year. Distributions are made first in the amount of the accrued but unpaid Class A preferred return. After the preferred return is fully paid, all remaining amounts are distributed equally among the holders of the Class A and Class B units. For the years ended December 31, 2017, the Company declared and paid cash dividends of $5,000,000, to holders of the Class A units.

The Company has an equity incentive plan for which stock options have been granted to certain members of management. As of December 31, 2017, those options have not vested and no compensation cost has been recognized in any period. The options may fully vest upon a change of control.

10.	Employee Benefit Plans

The Company has a 401(k) profit-sharing plan (the "Plan") that covers all employees who are at least age 21. Participants may contribute up to 75% of their compensation to the Plan, not to exceed the maximum allowed by law. At the discretion of the Members of the Board, the Company may make additional contributions to the Plan. Company contributions charged to operations amounted to $272,879 for the year ended December 31, 2017.

11.	Subsequent Event

The Company discloses material events that occur after the balance sheet date, but before the consolidated financial statements are issued. In general, these events are recognized in the consolidated financial statements if the condition existed at the date of the balance sheet, but are not recognized if the condition did not exist at the balance sheet date. The Company discloses non-recognized events if required to keep the consolidated financial statements from being misleading. In 2018, the Company declared and paid cash dividends of $6,000,000 to holders of the Class A units. Management evaluated events occurring subsequent to December 31, 2017 through March 19, 2019, the date the consolidated financial statements were available for issuance.

The Company was acquired by Kadant Inc. on January 2, 2019 for an aggregate purchase price of approximately $179,000,000, subject to certain customary adjustments.